UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 18, 2009

Date of Report (Date of earliest event reported)

BIOPURE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-15167	04-2836871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street, Cambridge, Massachusetts 02141

(Address of principal executive offices, including zip code)

(617) 234-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 18, 2009, Biopure Corporation concluded the previously announced auction of substantially all of its assets in connection with its bankruptcy proceedings.

OPK Biotech LLC will purchase substantially all of Biopure’s operating assets pursuant to an asset purchase agreement (APA) for a purchase price of $4,050,000. The bankruptcy court has approved this purchase and sale, which remains subject to customary closing conditions and certain purchase price adjustments. Biopure also designated a lower bid as a “back-up” bid pursuant to bidding procedures previously approved by the bankruptcy court.

Biopure will work diligently with OPK to close the sale in the next 30 days.

On the same auction date, an affiliate of OPK agreed to purchase Biopure’s 50% interest in a partnership that owns the building housing Biopure’s headquarters and some laboratory space for $850,000, subject to bankruptcy court approval, which is expected to be sought in early September, and subject to closing conditions. Biopure also designated a lower bid as a “back-up” bid pursuant to the bidding procedures.

Biopure does not expect that Biopure stockholders will receive any substantial distributions resulting from these transactions and expects that the bankruptcy proceedings will ultimately result in the cancellation of these equity interests.

Further information and copies of the relevant documents may be obtained at www.craigmacauley.com/BiopurePleadings.html.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biopure Corporation

Dated: August 24, 2009	By:	/s/ Zafiris G. Zafirelis
Zafiris G. Zafirelis
Chief Executive Officer